UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 25, 2016

Madison Ventures Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-188753
(Commission File Number)

None
(IRS Employer Identification No.)

1208 Tamarind Road
Dasmarinas Village, Makati City
Metro Manila, Philippines 1222
(Address of principal executive offices and Zip Code)

+55 (442) 388-2645
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 25, 2016, Madison Ventures Inc. ("Madison"), Madison-IL Ltd. (the "Subsidiary") and Ocure Ltd. ("Ocure") entered into an Amendment to the Exclusive License Agreement dated August 5, 2015 (the "Amendment Agreement") amending the original license agreement dated August 5, 2015 (the "License Agreement").

Pursuant to the Amendment Agreement, the parties agreed to amend the License Agreement as follows:

1.

the Schedule of Cash Payments "Initial Round" is amended as follows: As at the signing of the Amendment Agreement, Madison has paid $100,000 USD. Madison will pay the balance remaining of $150,000 as/on the following schedule:

$50,000 on or before March 4, 2016; $100,000 on or before April 8, 2016

2.	Clause 3.2 Schedule of Cash Payments "Secondary Round" is amended as follows:

Madison agrees to make the second round of an additional $250,000 available to the Subsidiary, provided that Ocure has delivered on its applicable commitments and milestones as set out in Exhibit B of the License Agreement, and the License will and have continued to be held in force, and that at such time and date, ownership and right to any additional assets (not including the Licensed Technology) then existing in Ocure will be fully transferred to the Subsidiary. The second round will be payable as follows:

$100,000 on or before August 12, 2016;

$100,000 on or before September 23, 2016;

$50,000 on or before October 28, 2016

In the event that Ocure does not deliver on its applicable commitments and milestones for Madison to invest the second round payment to the Subsidiary, and Madison elects not to pay the second round payment, the License Agreement and the License will be terminated.

3.

Clause 3.4(i) is amended as follows: The shareholders of Ocure and certain individuals designated by Ocure will have opportunity to purchase and acquire an equity stake in Madison that will equate to a collective ownership stake of up to 1,775,000 shares of common stock at the par value purchase price of $0.001 per share provided that they deliver to Madison the necessary subscription agreements and investment by way of check, money order or wire transfer, no later than March 31, 2016.

A copy of the Amendment Agreement is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

10.1	Amendment to Exclusive License Agreement dated August 5, 2015.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Madison Ventures Inc.

February 29, 2016	By:	/s/ Gene Gregorio
Gene Gregorio
President, Secretary, Treasurer and Director